UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 25, 2012 (October 19, 2012)

Xzeres Corp

(Exact name of registrant as specified in Charter)

Nevada	333-91191	74-2329327
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9025 SW Hillman Court, Suite 3126

Wilsonville, OR

(Address of Principal Executive Offices)

(503) 388-7350

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 19, 2012 (the “Effective Date”), Xzerses Corp, a Nevada corporation (the “Company”), entered into a Subscription Agreement (the “Subscription Agreement”) with Ronald Elvidge (“Investor”) to complete a private offering of units. The price per unit was $1.05 and the Company sold a total of 1,428,571 units, for an aggregate purchase price of $1,500,000. At Investor’s option, Investor may purchase from the Company up to an additional 238,091 units under the Subscription Agreement, raising an additional $250,000 for the Company. The units (the “Purchased Units”) consist of Series A Preferred Stock, par value $.001 per share (the “Series A Stock”), and a warrant (the “Warrant”) for the purchase of 2,875,143 shares of the Company’s Common Stock, par value $.001 per share (the “Common Stock”). The term of the Warrant is five (5) years and the exercise price is $0.385 per share. The Company relied on Regulation D in issuing the securities, and the securities were not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. However, as of the Effective Date, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Investor, providing the terms upon which the Company shall register the Purchased Units. The Subscription Agreement, the Warrant, and the Registration Rights Agreement are incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities

Please see the information included in Item 1.01, which is incorporated herein by reference.

Item 5.03	Amendment to Articles of Incorporation

On the Effective Date, pursuant to the Certificate of Amendment of Articles of Incorporation of the Company filed with the Nevada Secretary of State (the “Amendment”), the Company amended its articles of incorporation to, inter alia, 2,000,000 shares of Series A Stock. Each share of Series A Stock is senior in priority to the Common Stock and is convertible, at the option of the holder thereof, into such number of fully-paid and non-assessable shares of Common Stock that is equal to $1.05 divided by the Conversion Price. The Conversion Price for the Series A Stock is $0.35, initially, subject to adjustment as provided in the Amendment.

The Series A Stock will participate in dividends or other distributions when, as, and if declared by the Company’s Board of Directors. No dividend may be declared or paid with respect to the Common Stock or any future issuances of preferred stock of the Company until equal dividends on the Series A Stock (on an as-converted basis) have been first declared and paid. If the Company is liquidated, holders of the Series A Stock will be entitled to receive, before any distributions are made to the holders of any other series of preferred stock of the Company and the holders of Common Stock, respectively, the original purchase price per share, plus all declared but unpaid dividends on each share (the “Liquidation Preference”). Any remaining assets after payment of the Liquidation Preference will be distributed ratably to the holders of Common Stock and the Series A Stock, with holders of the Series A Stock participating on an as-converted basis until such time as the holders of the Series A Stock have received an amount equal to one and thirty-five hundredths times (1.35X) their original purchase price per share ($1.42). Thereafter, any remaining proceeds will be distributed ratably to the holders of the Common Stock. In addition, the Amendment grants certain protective voting rights to the Series A Stock, as set forth therein. The Amendment is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits	3.1 Certificate of Amendment of Articles of Incorporation of the Company, filed with the State of Nevada on the Effective Date.

10.1 Subscription Agreement by and between the Company and Investor dated as of the Effective Date.

10.2 Warrant Agreement by and between the Company and Investor dated as of the Effective Date.

10.3 Registration Rights Agreement by and between the Company and Investor dated as of the Effective Date.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xzeres Corp. (Registrant)

Date: October 25, 2012	By:	/s/ Frank Greco
Frank Greco Chief Executive Officer

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